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                                                                    Exhibit 99.2

Scripts prepared for use by Kenneth D. Lewis and James H. Hance, Jr.

Aug. 15, 2001


Ken Lewis:

Today's Strategic Announcement
------------------------------

Good morning. Thank you for calling in. We'll be as brief as we can, but we wanted to take this opportunity to help you understand our announcement this morning that we are exiting the auto leasing business and our EquiCredit subprime real estate lending business.

I'm going to make some short remarks on what we are doing and why. Then Jim Hance will go over how it will work and the financial impact.

Let me start by saying this is a critical time for Bank of America as we strive to improve our financial performance and our stock valuation. We are focused on being a company that will grow by doing a better job of serving customers and earning more of their wallet. Today, we are full speed ahead on our customer strategies, which have begun to show in our financial results.

While most of our businesses are performing well, we have been saying for more than a year that we wouldn't hesitate to exit businesses that don't fit our strategy or cannot be reconfigured to meet our goals.

To provide some context, our company goals in brief are to:

 . accelerate the rate of growth of revenues and earnings, . improve our overall profitability, and . reduce the volatility of our earnings stream.

The actions we are announcing today are aimed at moving us significantly toward those goals.

Let's talk about these businesses separately.

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As most of you know, auto leasing is a cyclical business which has recently been on the decline. The problem with this business is economic conditions and uneconomic competition.

First, used car prices have been weak, which has resulted in significant deterioration in auto lease residual values. Having our earnings stream subject to fluctuations in used car values over extended periods of time exposes us to inordinate volatility. As Jim will detail, we have been writing down the value of these residuals steadily over the last 18 months, which has been negatively impacting our earnings.

Second, returns in this business in the best of times have been shaved to minimal levels, primarily because of the activities of the captive finance companies which Ford, General Motors and others use to subsidize the purchase of their new cars. This makes sense for them, but it makes the leasing business for the non-captive players problematic. So, as we looked forward, we saw a business subject to uneconomic competitors, thin margins and substantial volatility in earnings.

Turning to the other part of this announcement:

Our subprime real estate lending at Bank of America is centered in the EquiCredit brand. While subprime real estate lending has experienced growth in revenues, the challenges posed by that growth have proved to be significant. Higher credit risks, combined with the natural cyclical nature of the mortgage business, have produced an unsatisfactory level of volatility in earnings. In addition, the costs of managing this highly regulated business continue to increase.

We have been looking at solutions for this business for more than 18 months. We installed new management and significantly changed many of our operating practices. However, the factors I just discussed led us to the conclusion that exiting the business was the right strategic answer.

In both cases, it was clear that we could not reconfigure the businesses to meet our earnings growth, profitability and earnings consistency targets. And we couldn't make a case that the cross-selling opportunities from either platform would add enough benefit given that auto leases are originated

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indirectly through dealers and Equicredit is a broker-based origination platform.

The bottom line was: these businesses are too volatile and don't produce attractive returns.

Let me say one last thing before I turn it over to Jim. We do not make decisions of this magnitude lightly. However, we strongly believe that to meet our financial goals and to maximize your investment, we must make these kinds of hard decisions.

We will continue to take those actions necessary to optimize shareholder value which we define as an accelerated growth of revenues and earnings, better profitability and less volatility for our bottom line.

Now, Jim will go through the details of what we are announcing today.

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Jim Hance:

Auto Leasing Background
-----------------------

Thanks Ken. Let me reiterate that our announcement today is not a knee jerk reaction because of where we are in the economic cycle. Neither was it an issue of scale. Instead, we are taking decisive action after carefully examining the fundamentals of both businesses. Let me start with auto leasing.

Our auto lease portfolio of $9.7 billion ranks us as one of the top non-captive closed-end lease originators and servicers. It is the result of the combination of various independent leasing strategies from predecessor organizations.

Origination of auto leases totaled $3.6 billion in 2000. As we became more conservative in setting residual values, originations through the first half of this year have declined to less than $800 million. There are approximately 495,000 cars currently under lease.

Revenue before the impact of lease residual charges represents approximately 1 percent of total revenue for the company. In the face of declines in used car prices, the business has been generating losses.

Auto Leasing Decisioning
------------------------

Clearly, these results are unacceptable; but even in better times, we think the potential earnings still fall short of our targets. This is due to the reasons that Ken just outlined - earnings volatility from changing economic conditions and actions by auto manufacturers to aggressively promote the sale of new cars.

In addition, the indirect nature of the product has limited cross-sell opportunities and relationship growth compared to the strategic nature of our other lines of business and delivery channels.

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Auto Leasing
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Consequently, the origination of auto leases will cease.  We do, however, intend to remain in the dealer and retail auto loan business as the returns meet our guidelines and are not impacted by residual values.

We will manage the auto lease portfolio through maturity of all the leases, which we estimate will take 3 to 4 years, with the bulk of the portfolio maturing over the next 18 months.

The decision to exit this business results in the immediate write-off of goodwill on the balance sheet of $454 million. In addition, we are taking a lease residual charge of $400 million before taxes due to continued volatility in residual values and the impact our exit decision will have on off-lease vehicle distribution alternatives.

This charge brings our total lease reserve to $700 million. This reserve represents our best estimate of remaining residual losses in the portfolio. If you remember, we have been averaging $75 million per quarter in actual lease charges over the past few quarters.

Subprime Real Estate Background
-------------------------------

Turning to EquiCredit, our primary subprime real estate operation, we also rank among the top originators with almost $8 billion in originations in 2000 and approximately $5 billion for the first half of 2001. The lower interest rate environment has driven a pickup in activity this year.

We currently service a total portfolio of $26 billion in mortgages for 330,000 borrowers, with approximately $22 billion held on the balance sheet and another $4 billion securitized.

Revenue from this business represents about 2 percent of total corporate levels.

Subprime Credit Statistics
--------------------------

Nonperforming assets in EquiCredit at the end of June were $1.4 billion or 5.57 percent of the portfolio, which is comparable to the industry.

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Subprime Decisioning
--------------------

While it contributes to net income, results don't meet our SVA goals on a sustainable basis. In addition, the business suffers from higher than normal credit risk, the challenges of growing an already sizeable portfolio, and excessive amounts of management attention.

Subprime Actions
----------------

As you have read in the press release, we have secured two buyers for the entire branch network and a portion of its fulfillment operation.

The servicing platform is also positioned for sale and we are currently looking for a buyer.

We intend to securitize all of the $21 billion performing portfolio and hold or sell the securities into the market as conditions warrant.

All delinquent loans over sixty days, including all nonperformers, will be sold as quickly as the markets allow but we anticipate all sales to be completed over the next six months.

In the meantime, these loans, both performing and nonperforming, will be moved into loans-held-for-sale until a sale or securitization is actually completed.

Subprime financial impact
-------------------------

This decision to exit the subprime real estate business results in an immediate write-off of goodwill on the balance sheet of approximately $231 million.

A one-time third quarter provision charge of $395 million will be combined with an existing reserve of $240 million and used to write the loan portfolio down to estimated market value based on an orderly liquidation scenario.

In addition, we are taking a $145 million charge to revalue the existing residual assets associated with prior securitizations and the servicing advances on delinquent loans.

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Asset Quality Impact
--------------------

These actions will impact our credit quality results going forward. As I mentioned, the entire EquiCredit real estate portfolio is being reclassified to loans-held-for-sale.

Once classified as held-for-sale, subprime real estate nonperforming assets will be removed from our asset quality coverage ratio. This classification and disclosure will continue during the liquidation period which is expected to be approximately six months for delinquent loans over 60 days and nine months for the rest of the portfolio.

On a proforma basis, based upon June 30 results, loans and leases would drop by 6 percent while nonperforming loans would decline by 21 percent.

The allowance as a percentage of both the loan portfolio and of nonperforming loans would improve. More important, the credit risk of our consumer loan portfolio going forward would improve considerably.

Let me also add that for `business segment reporting' both the auto lease and subprime real restate portfolios will be shifted to the "Corporate Other" category for SEC disclosure rather than being reported in the Consumer and Commercial Banking business segment.

Exit Cost Summary
-----------------

All of the charges to exit both businesses will be taken in the third quarter with the loan writedown flowing through provision expense and all the other costs flowing through one line of our expenses.

In addition to the charges I have discussed, there is an additional $75 million charge to cover such items as fixed asset writedowns, lease terminations, transaction fees, severance costs and any additional costs associated with shutting down businesses.

Total after-tax charges will be $1.25 billion or approximately 77 cents per diluted share using shares outstanding in the second quarter. For context, earnings in the second quarter were $2.02 billion or $1.24 per diluted share. Some of the goodwill writeoff is not deductible for tax purposes so the

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overall tax benefit from the charge is less than you would calculate from applying our current tax rate.

Excluding the charges, the impact on EPS over the next 18 months is almost neutral with the near-term impact being slightly accretive due to lower provision expense and lower lease residual charges but turning slightly dilutive as the runoff in the portfolios eventually offset the lower credit and residual costs. But either way, the swing is no more than a few pennies.

Using the fourth quarter as an example and assuming we have liquidated the EquiCredit portfolio entirely, the reduction in lease residual charges of $75 million would be offset by the lower pretax earnings contribution from EquiCredit. Year-to-date, the numbers are roughly equal. However, going forward, the auto lease portfolio runs off, creating a minimal decrease in earnings from one quarter to the next.

Our goal with these charges is to put the financial impact of these actions behind us this quarter to the greatest extent possible. We believe these charges reflect write-downs that should be sufficient to execute these actions, assuming no significant deterioration in lease residual values or general economic conditions during the liquidation period.

Since approximately 50 percent of the charge is goodwill, the impact on our Tier 1 ratio is minimal.

Managing for Shareholder Value
------------------------------

Before opening it up for questions, let me repeat what Ken said up front. This management team is committed to increasing shareholder value sooner rather than later.

The actions we took today were dictated by our focus on the shareholder, customer relationships, risk management and efficient use of capital. While we think the financial impact of these actions going forward is minimal, we believe that the volatility around the earnings stream and the strength of the balance sheet is improved considerably.

As I told you in July at our earnings meeting, we want to be prepared to go full speed ahead when the economy improves in order to realize the premium potential in our franchise. Our actions today help us reach that goal sooner.

I thank you for your attention and will now open it up to any questions.

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